Exhibit 10.1

EnerSys

Voluntary Deferred Compensation Plan for Executives

Effective April 1, 2009

1. DEFINITIONS

For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases and terms shall have the indicated meanings:

1.1 “Beneficiary” means the person or persons designated pursuant to Section 2.2. For purposes of the preceding sentence the term “person” shall include an individual, trust, or estate. In default of a valid Beneficiary designation, a Participant’s Beneficiary shall be a Participant’s estate.

1.2 “Board” means the board of directors of the Company.

1.3 “Bonus” means any compensation relating to services performed during any Plan Year payable to a Participant as an Employee under any of the Company’s bonus or cash compensation incentive plans, provided that compensation that is paid or payable during such Plan Year shall not be deemed a Bonus under the Plan.

1.4 “Bonus Deferrals” means the deferrals elected by the Participant pursuant to Section 3.1 hereof.

1.5 “Change in Control” means an event that constitutes a Change in Control under the Long-Term Incentive Plan, provided that such event shall not constitute a Change in Control under this Plan unless such event also constitutes a change in the ownership or effective control of the Company within the meaning of Code Section 409A.

1.6 “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

1.7 “Committee” means the Compensation Committee of the Board or such other committee as may be appointed by the Board to administer this Plan. Such term also includes the full Board to the extent it takes action with respect to administrative or operational matters relating to the Plan.

1.8 “Common Stock” means the common stock of the Company, par value $0.01 per share.

1.9 “Company” shall mean EnerSys and any successor thereto.

1.10 “Deferral Account” means an account established on the books of the Company for the purpose of recording amounts credited with respect to Bonus Deferrals on behalf of a Participant and any income, expenses, gains, or losses with respect thereto. There are two types of Deferral Accounts under the Plan, the Investment Fund Deferral Account and the Stock Unit Deferral Account.

1.11 “Deferral Election” means an irrevocable election, on a form prescribed by the Committee, by a Participant to defer receipt of a portion of such Participant’s Bonus for a specific Plan Year.

1.12 “Dividend Equivalent Units” means the additions to a Participant’s Stock Unit Account pursuant to Section 4.2 hereof.

1.13 “Effective Date” means April 1, 2009.

1.14 “Employee” means an individual who is a common law employee of any Employer.

1.15 “Employer” means the Company or any Subsidiary that the Board has selected as eligible to have certain of its management and highly compensated personnel participate in the Plan.

1.16 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.18 “Investment Funds” means the investment alternatives the Committee establishes from time to time for tracking the investment returns to be credited to Participants’ Investment Fund Deferral Accounts.

1.19 “Investment Fund Deferral Account” means the Deferral Account that is maintained with respect to the portion of a Participant’s Bonus Deferrals that such reflects the tracking of the investment returns based on the Participant’s allocation of investments in the Investment Funds, and any hypothetical expenses and earnings or losses with respect thereto.

1.20 “Long-Term Incentive Plan” means the EnerSys 2004 or 2006 Equity Incentive Plan, as applicable. Such term shall also mean any other successor or comparable plan or program as designated by the Committee and approved by the Board from time to time.

1.21 “Matching Amount” means, with respect to the amount of a Stock Unit Deferral for a Plan Year by a Participant, the amount contributed to a Participant’s Stock Unit Deferral Account pursuant to Section 4.1

1.22 “Participant” means an individual who (i) has properly and timely completed such Participant’s elections pursuant to Section 2.2 and (ii) is an Employee or, if not, has a balance standing to his or her credit in one or more Deferral Accounts with respect to Plan Years in which such individual was an Employee. Such term also includes a deceased Participant’s Beneficiary, who is entitled to a Plan benefit, until such benefit is paid.

1.23 “Plan” means this EnerSys Voluntary Deferred Compensation Plan.

1.24 “Plan Year” means the Company’s 12-month fiscal year or such other 12-month period as the Committee may designate from time to time.

1.25 “Stock Unit Deferral” means that portion of a Participant’s Bonus Deferral that such Participant has elected to allocate in Stock Units

1.26 “Stock Unit Deferral Account” means an account established on a Participant’s behalf with respect to such Participant’s Stock Unit Deferral, the Matching Amount, and any earnings or losses with respect thereto.

1.27 “Stock Units” means Stock Units (as defined in the Long-Term Incentive Plan) awarded to a Participant pursuant to the terms of the Long-Term Incentive Plan.

1.28 “Subsidiary” means a subsidiary corporation, as defined in Code Section 424(f), that is a subsidiary of the Company.

1.29 “Termination” means a Participant’s termination of employment with an Employer.

1.30 “Valuation Date” means any day that the New York Stock Exchange or any successor to its business is open for trading.

2. ELIGIBILITY AND PARTICIPATION

2.1 Eligibility for Participation: Participation in the Plan is limited to those individuals that the Committee selects. To be eligible to make Bonus Deferrals for a Plan Year the individual must be in a select group of management and highly compensated Employees, as determined in its sole discretion. From that group, the Committee shall select, in its sole discretion, the Employees who shall be eligible to make Bonus Deferrals for such Plan Year. The Company’s Chief Executive Officer shall at all times be deemed eligible to make Bonus Deferrals in accordance with the terms of the Plan.

2.2 Commencement of Participation: Each Participant shall be provided an opportunity to irrevocably designate, prior to each Plan Year (or, in the Participant’s first year of eligibility, within 30 days following the date the Participant became eligible), his or her elections pursuant to Article 3. Such Participant must make such designation in the manner authorized by the Committee and must be accompanied by, as applicable:

(a) an irrevocable authorization to defer receipt of a percentage of a Bonus with respect to a Plan Year as a Bonus Deferral as elected under Section 3.1;

(b) an irrevocable election to allocate such Bonus Deferral to an Investment Fund Deferral Account or to a Stock Unit Deferral Account;

(c) a designation of a Beneficiary; and

(d) a designation as to the form and timing of the distribution of the Participant’s vested Deferral Accounts for such Plan Year as provided under Sections 6.1 and 6.2.

2.3 Cessation of Participation: A Participant shall cease to be an active Participant on the earliest of:

(a) the date that the Plan terminates,

(b) the date that the Participant ceases to be eligible to participate in the Plan under Section 2.1, or

(c) the date that the Participant receives a complete distribution of his Deferral Accounts.

A former active Participant shall be deemed a Participant for all purposes except with respect to the right to make deferrals, as long as he or she maintains a Deferral Account.

3. DEFERRAL OF COMPENSATION

3.1 Bonus Deferrals: Each Participant eligible to make Bonus Deferrals may authorize the Company, in the manner described in Section 2.2, to defer a percentage of his or her Bonus that would otherwise be payable for services performed in a Plan Year. Such Bonus Deferrals shall be a stated percentage of the Participant’s Bonus for such period, up to 100 percent as designated by the Participant. A Participant must make an election with respect to a Bonus earned in a Plan Year prior to the commencement of such Plan Year, provided that a Participant may make an election with respect to a Bonus that is “performance-based compensation” (as defined in Treas. Reg. § 1.409A-1(e)) on or before the date that is six months from the end of such Plan Year (or the date such compensation has become “readily ascertainable” (as defined in Treas. Reg. § 1.409A-2(a)(8)), if earlier. A Participant must make a new election to defer a Bonus for each subsequent Plan Year.

3.2 Vesting: Each Participant shall always be 100% vested in each of such Participant’s Bonus Deferrals in such Participant’s Deferral Accounts, provided, however, that a Participant shall vest in the Matching Amount with respect such Participant’s Stock Unit Deferrals three years from the last day of the Plan Year in which the Participant earned the Bonus to which such Stock Unit Deferrals relate. Notwithstanding the foregoing, upon a Change in Control, all Matching Amounts shall become 100% vested.

4. EMPLOYER CONTRIBUTIONS

4.1 Matching Amount: On the same day that a Bonus is credited to a Participant’s Stock Unit Deferral Account as a Stock Unit Deferral on behalf of such Participant, the Company shall contribute on behalf of such Participant, with respect to such Stock Unit Deferral, a Matching Amount. The Matching Amount shall be an amount equal to 20% of such Participant’s Stock Unit Deferral amount. The Matching Amount shall be made in the form of Stock Units.

4.2 Dividend Equivalent Units: Whenever cash dividends are declared on the Common Stock, on the date such dividend is paid the Company shall credit each Participant’s Stock Unit Deferral Account with a number of Dividend Equivalent Units equal to the result of dividing (i) the product of (x) the total number of Stock Units and Dividend Equivalent Units credited to such Participant’s Stock Unit Deferral Account on the record date for such cash dividend and (y) the per share amount of such cash dividend by (ii) the Fair Market Value (as defined in the Long-Term Incentive Plan) of one share of Common Stock on the date such cash dividend is paid by the Company to the holders of Common Stock.

5. INVESTMENT OF DEFERRALS

5.1 Establishment of Accounts: The Company shall establish the following Deferral Accounts for each Participant (but only to the extent the Participant has amounts to be allocated to such Deferral Account):

(a) an Investment Fund Deferral Account and

(b) a Stock Unit Deferral Account

Each Participant shall receive periodic statements (no less frequently than annually) reflecting the balances in his or her Accounts.

5.2 Obligation of the Company: Individual benefits under the Plan are payable as they become due solely from the general assets of the Company. To the extent a Participant, or any person, acquires a right to receive payments under this Plan, such right shall be no greater than the right of any general creditor of the Company. Neither this Plan, nor any action taken pursuant to the terms of this Plan, shall be considered to create a fiduciary relationship between the Company and the Participant, or any other persons, or to require the establishment of a trust of which the assets are beyond the claims of any general creditor of the Company.

5.3 Establishment of Investment Funds: The Committee will establish multiple deemed Investment Funds that the Committee will cause to be maintained for determining the investment return to be credited to each Participant’s Investment Fund Deferral Account. The Committee may change the number, identity, or composition of the Investment Funds from time to time. Each Participant will indicate the Investment Funds for allocation of the amounts credited to his or her Investment Fund Deferral Account. Each Participant’s Investment Fund Deferral Account will be increased or decreased by the net amount of investment earnings or losses that it would have achieved had it actually been invested in the deemed investments. The Company is not required to purchase or hold any of the deemed Investment Funds. Investment Fund elections must be made in a minimum of 1% increments and in such other manner as the Committee will specify. A Participant may change his or her Investment Fund election periodically in the manner provided by the Committee. Any such change shall become effective as soon as administratively practicable following the date the Committee receives notice of such change in the form prescribed by the Committee.

5.4 Crediting Investment Results: No less frequently than as of each Valuation Date, each Participant’s Investment Fund Deferral Account will be increased or decreased to reflect investment results and any expenses with respect thereto. Each Participant’s Investment Fund Deferral Account will be credited with the investment return of the Investment Funds in which the Participant elected to be deemed to participate. The credited investment return is intended to reflect the actual performance of the Investment Funds net of any applicable investment management fees or administrative expenses determined by the Committee. Notwithstanding the above, the amount of any payment of Plan benefits pursuant to Article 5 or upon Plan termination shall be determined as of the Valuation Date preceding the date of payment.

5.5 Stock Unit Deferral Account: All amounts that a Participant elects to defer to a Stock Unit Deferral Account shall be invested in Stock Units.

6. PAYMENT AND AMOUNT OF BENEFITS

6.1 Form of Distribution:

(a) Each Participant shall elect the form and timing of the distribution with respect to each of his or her Deferral Accounts in the manner authorized by the Committee, provided that a Participant may elect to receive distributions from his or her Deferral Accounts in a lump sum or in up to 10 annual installments.

(b) If the Participant elects an annual installment distribution, the amount of each installment shall be determined by multiplying the Participant’s remaining Account balance by a fraction, the numerator of which is one and the denominator of which is the number of years remaining in the installment period.

(c) Distributions of a Participant’s Stock Unit Deferral Account shall be made in the form of Common Stock with one share of Common Stock payable for each Stock Unit and each Dividend Equivalent Unit credited to such Participant’s Stock Unit Deferral Account.

6.2 Time of Distribution: Each Participant shall elect the timing of the distribution with respect to his or her Deferral Account in the manner that the Committee may authorize. A Participant shall make a separate election as to the timing of payment with respect to each Deferral Accounts specified in Section 6.1 above. The Participant’s election(s) shall indicate that payment shall be made (in the case of a lump sum election) or shall commence (in the case of an annual installment election):

(a) as soon as administratively practicable following the Participant’s Termination; provided, however, if the Participant is a specified employee (as defined in Code Section 409A and the guidance promulgated thereunder) and the Common Stock is publicly traded on an established securities market, distributions shall not commence before the date which is six months following the date of Termination (or, if earlier, the death of the Participant);

(b) in a specific month and year, but, with respect to the distribution of a Stock Unit Deferral Account, in no event earlier than three years from the end of the Plan Year to which the amounts deferred into such Stock Unit Deferral Account relate. If a Participant elects his or her distribution to be made or commenced in accordance with this paragraph (b), and such date falls before the Participant’s Termination, the distribution shall be delayed until as soon as practicable following the Participant’s Termination; or

(c) as soon as practicable following a Change in Control.

6.3 Change in Form or Time of Distribution: A Participant may change his or her form and timing election applicable to the distribution of a Deferral Account provided that such request for change is made (i) at least 12 consecutive months prior to the date that such distribution would otherwise have been made or commenced and (ii) the first payment with respect to such new election is deferred for a period of not less than five years beyond the date such distribution would otherwise have been made.

6.4 Distribution after Death: If a Participant dies prior to receiving the entire amounts credited to his or her Deferral Accounts, the remaining amounts shall be paid to the Participant’s Beneficiary at the time and in the form as previously elected by the Participant (i.e., there are no special distribution elections for distribution upon death). In the case of an election for amounts to be paid as of the Participant’s Termination, the Participant’s death shall be considered a Termination.

6.5 De Minimis Distributions: Notwithstanding the provisions of Sections 6.1, 6.2, 6.3, and 6.4, if, as of the Participant’s Termination or death and prior to the commencement of installment payments, the value of amounts in all of the Participant’s Deferral Accounts (determined as of the Valuation Date immediately preceding such date) is less than $10,000, the entire balance in the Participant’s Deferral Accounts shall be distributed as soon as practicable and in accordance with Code Section 409A and the guidance promulgated thereunder to the Participant (or if the Participant is deceased, the Participant’s Beneficiary) as a lump sum payment.

7. FINANCING

In the event that, in its discretion, the Company purchases an asset(s) or insurance policy or policies insuring the life of the Employee to allow the Company to recover the cost of providing benefits, in whole or in part hereunder, neither the Employee, Beneficiary, nor any other beneficiary shall have any rights whatsoever therein in such assets or in the proceeds therefrom. The Company shall be the sole owner and beneficiary of any such assets or insurance policy and shall possess and may exercise all incidents of ownership therein. No Participant shall have any right or interest in any such policy or the proceeds thereof or in any other specific fund or asset of the Company because of the Plan. The Company’s obligation to make payments under the Plan shall be contractual only and all payments hereunder shall be made from its general assets at the time and in the manner provided for in the Plan. The rights of Participants to benefit payments hereunder shall be no greater than those of a general creditor.

8. ADMINISTRATION

8.1 Administration: Responsibility for establishing the requirements for participation and for administration of the Plan shall be vested in the Committee, which shall have the full and exclusive discretionary authority to interpret the Plan, to determine all benefits and to resolve all questions arising from the administration, interpretation, and application of their provisions, either by general rules or by particular decisions, including determinations as to whether a claimant is eligible for benefits, the amount, form and timing of benefits, and any other matter (including any question of fact) raised by a claimant or identified by the Committee. The Committee may delegate administrative tasks as necessary to persons who are not Committee members. All decisions of the Committee shall be conclusive and binding upon all affected persons.

8.2 Plan Expenses: The Company shall bear all expenses of administering the Plan. No employee shall receive any remuneration for service in such capacity but the Company shall reimburse the Committee or its members for any amounts paid or incurred in connection with administering the Plan.

8.3 Liability: The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense, or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

9. AMENDMENT OR TERMINATION

9.1 Plan Amendment: The Plan may be amended or otherwise modified by the Committee, in whole or in part, provided that no amendment or modification shall divest any Participant of any vested amount previously credited to such Participant’s Deferral Account under Article 3 and 4 or of the amount and method of crediting earnings to such Deferral Account under Article 5 of the Plan as of the date of such amendment.

9.2 Termination of the Plan: The Committee reserves the right to terminate the Plan at any time in whole or in part. In the event of any such termination, the Company shall pay benefits in the form and at the time elected by the Participant pursuant to Article 6 of the Plan. Earnings or losses with respect thereto shall continue to be allocated under Article 5 after the termination of the Plan until the Participant’s benefits have been paid in full.

10. CLAIMS PROCEDURE

10.1 Claim: Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing as soon as practicable.

10.2 Denial of Claim: If the claim or request is denied, the written notice of denial shall state:

(a) the reasons for denial, with specific reference to the Plan provisions on which the Committee based the denial;

(b) a description of any additional material or information required and an explanation of why it is necessary; and

(c) an explanation of the Plan’s claim review procedure.

10.3 Review of Claim: Any person whose claim or request is denied or who has not received a response within 30 days may request review by notice given in writing to the Committee. The Committee shall review the claim or request and the Committee may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

10.4 Final Decision: The Committee shall normally make its review decision within 60 days. If the Committee requires an extension of time for a hearing or other special circumstances, the Committee shall notify the claimant and the time limit shall be 120 days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

10.5 Attorney’s Fees and Expenses: In the event a Participant’s claim for benefits under this Plan is denied and the Participant successfully appeals the denial of such claim under the foregoing procedures, the Company shall pay or reimburse the reasonable legal fees and expenses directly incurred by the Participant in connection with his or her appeal subject to a maximum payment or reimbursement of one-third of the balance of the Participant’s Deferral Accounts. Any such legal fees and expenses shall be paid to, or on behalf of, the Participant no later than 30 days following the Participant’s written request for the payment of such legal fees and expenses, provided the Participant supplies the Committee with evidence of the fees and expenses incurred by the Participant that the Committee, in its sole discretion, determines is sufficient.

10.6 Interest on Delayed Payments: In the event a Participant’s claim for benefits under this Plan is denied and the Participant successfully appeals the denial of such claim under the foregoing procedures, the Company shall pay to the Participant interest on the portion of the Participant’s benefits that were not otherwise paid when due because of the initial denial of the claim. For purposes of the preceding sentence, interest shall accrue at an annual rate equal to the prime rate as quoted in the Wall Street Journal as of the date the benefits would otherwise have been paid if the claim had not initially been denied, plus five percent, and shall be adjusted as necessary to reflect any partial payment or payments of the amounts owed to the Participant.

11. MISCELLANEOUS

11.1 Non-Alienation of Benefits: No amount payable under the Plan shall be subject to assignment, transfer, sale, pledge, encumbrance, alienation, or charge by a Participant or the Beneficiary of a Participant except as may be required by law.

11.2 Limitation of Rights: Neither the establishment of this Plan, nor any modification thereof, nor the creation of a Deferral Account, nor the payment of any benefits shall be construed as giving:

(a) any Participant, Beneficiary, or any other person, any legal or equitable right against the Company unless such right shall be specifically provided for in the Plan or conferred by affirmative action of the Committee in accordance with the terms and provisions of the Plan; or

(b) any Participant or any other person, the right to be retained in the service of the Company, and all Participants and other employees shall remain subject to termination to the same extent as if the Plan had never been adopted.

11.3 Participant’s Rights Unsecured: The right of any Participant or Beneficiary to receive payment under the provisions of the Plan shall be as an unsecured claim against the Company, as the case may be, and no provisions contained in the Plan shall be construed to give any Participant or Beneficiary at any time a security interest in the Participant’s Deferral Accounts or any asset of the Company. The liabilities of the Company to any Participant or Beneficiary pursuant to the Plan shall be those of a debtor pursuant to such contractual obligations as are created by the Plan. Amounts, if any, which may be set aside by the Company for accounting purposes shall not in any way be held in trust for, or be subject to the claims of, a Participant or Beneficiary.

11.4 Incapacity: In the event that the Committee shall find that a Participant or other person entitled to benefits hereunder is unable to care for his or her affairs because of illness or accident, the Committee may direct that any benefit payment due him or her, unless claim shall have been made therefor by a duly appointed legal representative, be paid to the Participant’s spouse, child, parent or other blood relative, or to a person with whom he or she resides, and any such payment so made shall be a complete discharge of the liabilities of the Company and the Plan therefor.

11.5 Withholding: There shall be deducted from all payments under this Plan the amount of any taxes required to be withheld by any Federal, state, or local government. The Participants and their Beneficiaries, distributees, and personal representatives will bear any and all Federal, foreign, state, local, or other income or other taxes imposed on amounts paid under this Plan.

11.6 Severability: Should any provision of the Plan or any regulations adopted thereunder be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions or regulations unless such invalidity shall render impossible or impractical the functioning of the Plan and, in such case, the appropriate parties shall adopt a new provision or regulation to take the place of the one held illegal or invalid.

11.7 Adjustments: In the event of a stock split, stock dividend, recapitalization, or other event described in Section 16 of the Long-Term Incentive Plan, the provisions of such Section 16 shall apply to any Stock Units and any Dividend Equivalent Units credited to a Participant’s Stock Unit Deferral Account, provided that any such adjustment shall be consistent with the requirements of Code Section 409A and the guidance promulgated thereunder.

11.8 No Rights: Neither the Participant nor any other person shall have any rights as a stockholder of the Company with respect to any Stock Units or Dividend Equivalent Units credited to such Participant’s Stock Unit Deferral Account until shares of Common Stock are issued to such Participant or such Participant’s Beneficiary in satisfaction thereof.

11.9 Controlling Law: The Plan shall be governed by the laws of the Commonwealth of Pennsylvania except to the extent preempted by ERISA and any other law of the United States.